As filed with the Securities and Exchange Commission on August 9, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

J. ALEXANDER’S HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	47-1608715
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

(Address, including zip code, of principal executive offices)

J. Alexander’s Holdings, Inc. Amended and Restated 2015 Equity Incentive Plan

(Full title of plan)

Mark A. Parkey

President and Chief Executive Officer

J. Alexander’s Holdings, Inc.

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

Telephone: 615-269-1900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or a emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share (3)	1,350,000	$10.45	$14,107,500	$1,709.83

(1)

This Registration Statement covers 1,350,000 additional shares of common stock, par value $0.001 per share, of J. Alexander’s Holdings, Inc., a Tennessee corporation (the “Registrant”), available for issuance pursuant to awards under the Registrant’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”), which was approved at the Registrant’s annual meeting held on June 20, 2019. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of the Registrant that become issuable pursuant to awards by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act on the basis of the average of the high and low selling prices of the Registrant’s common stock on the New York Stock Exchange on August 5, 2019.

(3)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of the additional securities available for issuance under the Plan.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to General Instruction E of Form S-8 for the purpose of registering an additional 1,350,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Registrant available for issuance pursuant to awards under the Plan.

The Registrant previously registered Common Stock under the Plan on Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November  3, 2015 (File No. 333-207780) (the “Previous Registration Statement”). As permitted by General Instruction E of Form S-8, the contents of the Previous Registration Statement, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not required to file such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the Registrant’s Amended and Restated Charter, as amended from time to time (the “Charter”), and Amended and Restated Bylaws, as amended from time to time (the “Bylaws”).

The Registrant is incorporated under the laws of the State of Tennessee.

Tennessee Business Corporation Act

The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him, or (iii) such officer or director breached his duty of care to the corporation.

Company Charter

The Charter provides that any person who is or was a director of the Registrant shall have no liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except upon the occurrence of (i) any breach of the director’s duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) unlawful distributions under Section 48-18-302 of the TBCA.

The Charter further provides that the Registrant shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, including without limitation any action, suit or proceeding by or in right of the Registrant, by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Registrant as a director, officer, employee, manager, agent, or trustee of another corporation or of another partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law. Such indemnification shall include advancement of expenses in advance of final disposition of such action, suit or proceeding, subject to the provision of any applicable statute. The Registrant is authorized to provide for indemnification and advancement of expenses through the Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by the Charter.

Insurance

The Bylaws provide that the Registrant may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the Registrant, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation’s Board of Directors or its Chief Executive Officer as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Bylaws or the TBCA.

Indemnification Agreements

In addition to the protections afforded under the TBCA, the Charter and the Bylaws, effective as of September 28, 2015, the Registrant has entered into a certain Indemnification Agreement with each of its current directors, pursuant to which the Registrant is required to indemnify each of its directors, to the maximum extent permitted by law, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of the Registrant or, while a director, was serving at the Registrant’s request in an official capacity for another entity. The Registrant must indemnify its officers and directors against all reasonable expenses, including all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a proceeding, as well as any expenses incurred in connection with any appeal resulting from any proceeding (including, without limitation, the premium, security for, and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent) and any expenses of establishing a right to indemnification (collectively, “Expenses”). The indemnification agreements also require the Registrant, if so requested, to advance within 30 days of such request all reasonable Expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Registrant.

The Registrant has also entered into a certain Indemnification Agreement with each of its current officers, effective as of May 10, 2017 or March 14, 2018 (as applicable), pursuant to which the Registrant is required to indemnify each of its officers, to the maximum extent permitted by the law, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was an officer of the Registrant or, while an officer, was serving at the Registrant’s request in an official capacity for another entity. The Registrant must indemnify its officers against all reasonable Expenses. The indemnification agreements also require the Registrant, if so requested, to advance within 30 days of such request all reasonable Expenses that such officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Registrant.

Item 8. Exhibits.

Exhibit No.	Description

5.1*	Opinion of Bass, Berry & Sims PLC.

23.1*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney (included on signature page of this Registration Statement).

99.1*	J. Alexander’s Holdings, Inc. Amended and Restated 2015 Equity Incentive Plan.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on August 9, 2019.

J. ALEXANDER’S HOLDINGS, INC.
(Registrant)

By:	/s/ Mark A. Parkey
Mark A. Parkey
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Lonnie J. Stout II, Mark. A Parkey, and Jessica L. Hagler and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Lonnie J. Stout II Lonnie J. Stout II	Executive Chairman of the Board of Directors	August 9, 2019

/s/ Mark A. Parkey Mark A. Parkey	President and Chief Executive Officer (Principal Executive Officer)	August 9, 2019

/s/ Jessica L. Hagler Jessica L. Hagler	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 9, 2019

/s/ Frank R. Martire Frank R. Martire	Director	August 9, 2019

/s/ Raymond R. Quirk Raymond R. Quirk	Director	August 9, 2019

/s/ Douglas K. Ammerman Douglas K. Ammerman	Director	August 9, 2019

/s/ Timothy T. Janszen Timothy T. Janszen	Director	August 9, 2019

/s/ Ronald B. Maggard, Sr. Ronald B. Maggard, Sr.	Director	August 9, 2019

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